Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (No. 333-180327, 333-132828 and 333-147939) on Form S-8 of Great Plains Energy Incorporated of our report dated June 28, 2017, with respect to the statements of net assets available for benefits of the Great Plains Energy Incorporated 401(k) Savings Plan as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the related supplemental schedule as of December 31, 2016, which report appears in this annual report on Form 11-K of the Great Plains Energy Incorporated 401(k) Savings Plan.

/s/ Mayer Hoffman McCann P.C.

Kansas City, Missouri
June 28, 2017